Exhibit 10.2
Execution Version

SPONSOR EQUITY RESTRUCTURING AGREEMENT
among
ANDEAVOR,
ANDEAVOR LOGISTICS LP
and
TESORO LOGISTICS GP, LLC
Dated as of August 13, 2017

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SPONSOR EQUITY RESTRUCTURING AGREEMENT
This SPONSOR EQUITY RESTRUCTURING AGREEMENT (this “Agreement”), dated as of August 13, 2017, is entered into between Andeavor, a Delaware corporation (“Andeavor”), Andeavor Logistics LP, a Delaware limited partnership (“AMLP”), and Tesoro Logistics GP, LLC, a Delaware limited liability company (“AMLP GP”, and together with Andeavor and AMLP, the “parties”).
RECITALS
WHEREAS, AMLP GP is the general partner of AMLP and holds a 2.0% General Partner Interest in AMLP;
WHEREAS, conditional upon the Closing, AMLP GP and AMLP have agreed to the restructuring of the Incentive Distribution Rights and the General Partner Interests (collectively, including the issuance of the Restructuring Common Units and the amendment and restatement of the Original LP Agreement, the “Transaction”);
WHEREAS, Section 13.1(d)(i) of the First Amended and Restated Agreement of Limited Partnership of AMLP, dated as of April 26, 2011 (as amended to the date hereof, the “Original LP Agreement”), provides that AMLP GP, without the approval of any Limited Partner, may amend any provision of the Original LP Agreement to reflect a change that, in the discretion of AMLP GP, does not adversely affect the Limited Partners (including any particular class of Partnership Interest as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, AMLP GP has determined, in its discretion, that this Agreement and the amendment contemplated by Section 2.2 hereof, does not adversely affect the Limited Partners (including any particular class of Partnership Interest as compared to other classes of Partnership Interests) in any material respect.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
1.1.    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Andeavor Entities” means Andeavor and any Person controlled, directly or indirectly, by Andeavor, other than AMLP GP or a AMLP Group Member; and “Andeavor Entity” means any of the Andeavor Entities.

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“AMLP Group” means AMLP and its Subsidiaries (other than any WMLP Group Member following the Closing Date), treated as a single consolidated entity.
“AMLP Group Member” means any member of the AMLP Group.
“Closing” means the closing of the transactions contemplated by the Merger Agreement.
“Closing Date” means the date of the closing of the transactions contemplated by the Merger Agreement.
“EHS Assessment and Mechanical Integrity Review” means an environmental, health and safety assessment and mechanical integrity review of the WMLP Assets, which shall include without limitation a determination by AMLP, in its sole discretion, as to which WMLP Assets will require a Phase I Environmental Assessment.
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as the date hereof, by and among WMLP, Western Refining Logistics GP, LLC, a Delaware limited liability company, AMLP, AMLP GP, WNRL Merger Sub LLC, a Delaware limited liability

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company and a wholly owned subsidiary of AMLP, and WNRL GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AMLP.
“Phase I Environmental Assessment” means a Phase I environmental site assessment prepared in substantial conformance with ASTM 1574E-13 standards.
“Pipeline Rate Regulatory Agencies” means the applicable federal, state and local governmental or regulatory agencies having jurisdiction over rates to be charged for services provided with respect to the WMLP Assets.
“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline, terminalling and rail industries and (b) the standards applied or followed by the Andeavor Entities in the performance of similar tasks or projects, or by AMLP GP or the AMLP Group in the performance of similar tasks or projects.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.
“WMLP” means Western Refining Logistics, LP, a Delaware limited partnership.
“WMLP Group” means WMLP and its Subsidiaries, treated as a single consolidated entity.
“WMLP Group Member” means any member of the WMLP Group.
1.2.    Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning given to it in the Original LP Agreement.
1.3.    Additional Rules of Interpretation; Construction Provisions. Unless the express context otherwise requires:

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(a)    the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    the terms defined in the singular have a comparable meaning when used in the plural and vice versa;
(c)    wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(d)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and
(e)    the parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

The Transaction
2.1.    Effectiveness. The Transaction and the provisions of this Agreement, including the indemnification provisions in Article VI hereof, shall be conditional upon, and shall be effective only upon, the Closing of the transactions contemplated by the Merger Agreement.
2.2.    Restructuring of Incentive Distribution Rights and General Partner Interests. Simultaneously with the Closing, the Original LP Agreement shall be amended and restated in its entirety by AMLP GP (acting pursuant to its authority in Sections 13.1(a), 13.1(d) and 13.1(g) of the Original LP Agreement) to read as set forth in Annex A, and as so amended and restated shall be the limited partnership agreement of AMLP (such amended and restated agreement being referred to as the “Revised LP Agreement”) until duly amended in accordance with its terms and applicable Law. Pursuant to such amendment and restatement, the Incentive Distribution Rights shall be cancelled (the “Cancellation”) and the General Partner Interest owned by AMLP GP shall be converted to a non-economic general partner interest in AMLP (the “Conversion”).
2.3.    Consideration. In consideration for the Cancellation and the Conversion (and concurrently therewith), AMLP shall issue to AMLP GP, 78,000,000 Common Units (the “Restructuring Common Units”).
2.4.    Further Assurances. The parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the sponsor equity restructuring contemplated hereby.

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ARTICLE III

Representations and Warranties of AMLP GP
AMLP GP hereby represents and warrants to AMLP and Andeavor that:
3.1.    Organization, Good Standing and Qualification. AMLP GP is a legal entity duly organized and validly existing under the Laws of the state of Delaware and has all requisite limited liability company power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of AMLP GP, enforceable against AMLP GP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and to legal principles of general applicability governing the availability of equitable remedies, including principles of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, “Enforceability Exceptions”).
3.2.    No Violations. The execution, delivery and performance of this Agreement by AMLP GP does not, and the consummation of the Transaction and the other transactions contemplated by this Agreement will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which AMLP GP is a party or by which AMLP GP or properties is subject or bound that is material to AMLP GP, (ii) constitute a breach or violation of, or a default under the Original LP Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, order, writ, injunction, decree, or ruling (“Law”) binding upon or applicable to AMLP GP, or (iv) result in the creation of any liens or other encumbrances on any of AMLP GP’s assets.
3.3.    Equity Interests. AMLP GP is the beneficial and record holder of the Incentive Distribution Rights and General Partner Interests and AMLP GP has good and valid title to the Incentive Distribution Rights and General Partner Interests, free and clear of all liens, encumbrances or other claims and there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by AMLP GP of the Incentive Distribution Rights and General Partner Interests, except as set forth in the Original LP Agreement.
3.4.    Investment Intent and Securities Laws Compliance.
(a)    AMLP GP has been given reasonable access to full and fair disclosure of all material information regarding AMLP and the Restructuring Common Units, including reasonable access to the books and records of AMLP. AMLP GP acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the

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terms and conditions of an investment in AMLP and has knowingly and voluntarily elected instead to rely solely on its own investigation.
(b)    AMLP GP understands that the Restructuring Common Units are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities Laws. AMLP GP acknowledges that the Restructuring Common Units will bear a restrictive legend to that effect. AMLP GP acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the Restructuring Common Units issued to AMLP GP hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and an applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom, and that AMLP GP has no present intention of registering the resale of any of such Restructuring Common Units.
(c)    AMLP GP has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Restructuring Common Units, and has so evaluated the merits and risks of such investment. AMLP GP is able to bear the economic risk of an investment in the Restructuring Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.
(d)    AMLP GP understands that the Restructuring Common Units are being offered and issued to AMLP GP in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that AMLP is relying upon the truth and accuracy of, and AMLP GP’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of AMLP GP set forth herein in order to determine the availability of such exemptions and the eligibility of AMLP GP to acquire the Restructuring Common Units.
ARTICLE IV

Representations and Warranties of AMLP
AMLP hereby represents and warrants to AMLP GP that:
4.1.    Organization, Good Standing and Qualification. AMLP is a legal entity duly organized and validly existing under the Laws of the state of Delaware and has all requisite limited partnership power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and has obtained Special Approval for such actions. This Agreement constitutes a legal, valid and binding obligation of AMLP, enforceable against AMLP in accordance with its terms, subject to the Enforceability Exceptions.
4.2.    No Violations. The execution, delivery and performance of this Agreement by AMLP does not, and the consummation of the Transaction and the other transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default)

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under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any AMLP Group Member is a party or by which any AMLP Group Member or any of its properties is subject or bound that is material to the AMLP Group, (ii) constitute a breach or violation of, or a default under the Original LP Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any AMLP Group Member, or (iv) result in the creation of any liens or other encumbrances on any assets of any AMLP Group Member.
4.3.    Restructuring Common Units. The Restructuring Common Units will be duly authorized and, when issued and delivered to AMLP GP in accordance with the terms hereof, will be validly issued, fully paid (to the extent required by the Original LP Agreement and the Revised LP Agreement), and non-assessable.
ARTICLE V

Representations and Warranties of Andeavor
Andeavor hereby represents and warrants to AMLP that:
5.1.    Organization, Good Standing and Qualification. Andeavor is a legal entity duly organized and validly existing under the Laws of the state of Delaware and has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. This Agreement constitutes a legal, valid and binding obligation of Andeavor, enforceable against Andeavor in accordance with its terms, subject to the Enforceability Exceptions.
5.2.    No Violations. The execution, delivery and performance of this Agreement by Andeavor does not, and the consummation of the Transaction and the other transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Andeavor or any of its Subsidiaries (other than any AMLP Group Member) is a party or by which Andeavor or any of such Subsidiaries or properties is subject or bound that is material to Andeavor and such Subsidiaries, (ii) constitute a breach or violation of, or a default under the certificate of incorporation or bylaws of Andeavor, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Andeavor or any of its Subsidiaries (other than any AMLP Group Member), or (iv) result in the creation of any liens or other encumbrances on any assets of Andeavor or any of its Subsidiaries (other than any AMLP Group Member).

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ARTICLE VI

WMLP Legacy Indemnification
6.1.    Environmental Indemnification. Subject to Section 6.2 and Section 6.6 and with respect to the assets owned by the WMLP Group as of the Closing Date acquired by AMLP pursuant to the Merger Agreement by virtue of its acquisition of the WMLP Group thereunder (such assets, collectively, the “WMLP Assets”), Andeavor shall indemnify, defend and hold harmless the AMLP Group from and against any Losses suffered or incurred by the AMLP Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
(a)    any violation or correction of violation of Environmental Laws;
(b)    any event, condition or environmental matter associated with or arising from the ownership or operation of the WMLP Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the WMLP Assets or the disposal or release of Hazardous Substances generated by operation of the WMLP Assets at non-WMLP Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work; and
(c)    any event, condition or environmental matter or legal action pending as of the Closing Date against any WMLP Group Member, a true and correct summary of which with respect to the WMLP Assets is described on Schedule I to this Agreement;
provided, however, that with respect to any violation under Section 6.1(a) or any event, condition or environmental matter included under Section 6.1(b) that is associated with the ownership or operation of the WMLP Assets, Andeavor will be obligated to indemnify the AMLP Group only to the extent that such violation, event, condition or environmental matter (x) occurred before the Closing Date under then-applicable Environmental Laws and (y)(i) such violation, event, condition or environmental matter is set forth on Schedule II to this Agreement or (ii) (A) with respect to any WMLP Assets for which ALLP has determined in its EHS Assessment and Mechanical Integrity Review that a Phase I Environmental Assessment is not required, Andeavor is notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the Closing Date or (B) with respect to any WMLP Assets for which ALLP has determined in its EHS Assessment and Mechanical Integrity Review that a Phase I Environmental Assessment is required, Andeavor is notified in writing of such violation, event, condition or environmental matter prior to the tenth anniversary of the Closing Date (Sections 6.1(a) through (c) collectively, being “Covered Environmental Losses”).
6.2.    Right of Way Indemnification. Subject to Section 6.6, and with respect to the WMLP Assets, Andeavor shall indemnify, defend and hold harmless the AMLP Group from

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and against any Losses suffered or incurred by the AMLP Group, by reason of or arising out of (a) the failure of any AMLP Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, wharf, storage tank, terminal, rail tracks or truck rack or any related facility or equipment acquired by AMLP pursuant to the Merger Agreement on the Closing Date is located as of such Closing Date, and such failure renders the AMLP Group liable to a third party or unable to use or operate the WMLP Assets in substantially the same manner that the WMLP Assets were used and operated by the WMLP Group immediately prior to the Closing Date; (b) the failure of any AMLP Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 6.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, and such failure renders the AMLP Group liable to a third party or unable to use or operate the WMLP Assets in substantially the same manner that the WMLP Assets were used and operated by the WMLP Group immediately prior to such Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 6.2 that does not allow the WMLP Assets to be operated in accordance with Prudent Industry Practice, in each case to the extent (x) such matter is set forth on Schedule III to this Agreement or (y) Andeavor is notified in writing of any of the foregoing prior to the fifth anniversary of the Closing Date.
6.3.    EHS Assessment and Mechanical Integrity Review; Indemnification and Reimbursement.
(a)    The EHS Assessment and Mechanical Integrity Review shall be completed by AMLP within six months of the Closing Date. AMLP shall engage external environmental, health and safety and mechanical integrity consultants (“EHS Consultants”) (i) to review the plans, scope and methodology of the EHS Assessment and Mechanical Integrity Review and to advise the conflicts committee of the board of directors of AMLP GP of the appropriateness of the foregoing, (ii) to assist AMLP with the EHS Assessment and Mechanical Integrity Review, and/or (iii) upon completion of the EHS Assessment and Mechanical Integrity Review, to review and sample such assessments as reasonably required to confirm such EHS Assessment and Mechanical Integrity Review was performed according to the agreed-upon plans, scope and methodology.
(b)    With respect to the WMLP Assets, Andeavor shall (i) indemnify, defend, and hold harmless the AMLP Group from and against any Losses suffered or incurred by the AMLP Group by reason of or arising out of  events and conditions associated with the presence of Hazardous Substances on, under, about or migrating to or from the WMLP Assets or the disposal or release of Hazardous Substances generated by operation of the WMLP Assets at non-WMLP Asset locations and occurring (x) after the Closing Date and before the completion of the EHS Assessment and Mechanical Integrity Review or (y) with respect to assets where the EHS Assessment and Mechanical Integrity Review has determined any remediation or upgrades are necessary, before the AMLP Group has had the opportunity to complete the upgrades or remediation efforts identified by the EHS Assessment and Mechanical Integrity Review (clauses (x) and (y), collectively, “Covered EHS Losses”) and (ii) reimburse the AMLP Group for the costs of any remediation or upgrades identified as necessary by the EHS Assessment and Mechanical Integrity Review; provided that the AMLP Group shall use its reasonable best efforts

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to complete any remediation or upgrades identified by the EHS Assessment and Mechanical Integrity Review in a timely manner.
6.4.    Additional Indemnification. In addition to and not in limitation of the indemnification provided under Sections 6.1, 6.2 and 6.3, Andeavor shall indemnify, defend, and hold harmless the AMLP Group from and against any Losses suffered or incurred by the AMLP Group by reason of or arising out of (i) events and conditions associated with the ownership or operation of the WMLP Assets and occurring before the Closing Date (other than (x) Covered Environmental Losses, which are provided for under Section 6.1, (y) Losses covered pursuant to Section 6.2 and (z) any Covered EHS Losses, which are provided for under Section 6.3(b)) to the extent that Andeavor is notified in writing of any of the foregoing Losses prior to the tenth anniversary of the Closing Date, (ii) any pending (as of the Closing Date) legal actions against any WMLP Group Member set forth on Schedule IV to this Agreement, (iii) the failure to obtain any necessary consent from the Pipeline Rate Regulatory Agencies, if applicable, and (iv) all federal, state and local income tax liabilities attributable to the ownership or operation of the WMLP Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law).
6.5.    Indemnification Procedures.
(a)    The AMLP Group agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VI, it will provide notice thereof in writing to Andeavor, specifying the nature of and specific basis for such claim.
(b)    Andeavor shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the AMLP Group that are covered by the indemnification under this Article VI, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the applicable AMLP Group Member unless it includes a full release of such AMLP Group Member from such claim.
(c)    The AMLP Group agrees to cooperate in good faith and in a commercially reasonable manner with Andeavor, with respect to all aspects of the defense of any claims covered by the indemnification under this Article VI, including, without limitation, the prompt furnishing to Andeavor of any correspondence or other notice relating thereto that any AMLP Group Member may receive, permitting the name of the applicable AMLP Group Member to be utilized in connection with such defense, the making available to Andeavor of any files, records or other information of any AMLP Group Member that Andeavor considers relevant to such defense, the making available to Andeavor of any employees of the AMLP Group and the granting to Andeavor of reasonable access rights to the properties and facilities of the AMLP Group; provided, however, that in connection therewith Andeavor agrees to use reasonable efforts to minimize the impact thereof on the operations of the AMLP Group and further agrees to maintain the confidentiality of all files, records, and other information furnished by any AMLP Group Member pursuant to this Section 6.5. In no event shall the obligation of any AMLP Group Member to cooperate with Andeavor as set forth in the immediately preceding sentence be

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construed as imposing upon such AMLP Group Member an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VI; provided, however, that the AMLP Group may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. Andeavor agrees to keep any such counsel hired by the AMLP Group informed as to the status of any such defense, but Andeavor shall have the right to retain sole control over such defense.
(d)    In determining the amount of any Losses for which any AMLP Group Member is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by such AMLP Group Member, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such AMLP Group Member as a result of such claim and (ii) all amounts recovered by such AMLP Group Member under contractual indemnities from third Persons.
6.6.    Limitations Regarding Indemnification.
(a)    Andeavor shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the AMLP Group for a Covered Environmental Loss under Section 6.1 or a Covered EHS Loss under Section 6.3(b)(i) until such time as the aggregate amount of all Covered Environmental Losses and Covered EHS Losses in such calendar year exceeds $800,000 (the “Annual Environmental Deductible”), at which time Andeavor shall be obligated to indemnify the AMLP Group for the amount of Covered Environmental Losses under Section 6.1 and Covered EHS Losses under Section 6.3(b)(i) that are in excess of the Annual Environmental Deductible that are incurred by the AMLP Group in such calendar year. Andeavor shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the AMLP Group for any individual Loss under Section 6.2 until such time as the aggregate amount of all Losses under Section 6.2 that are in such calendar year exceeds $800,000 (the “Annual ROW Deductible”), at which time Andeavor shall be obligated to indemnify the AMLP Group for all Losses under Section 6.2 in excess of the Annual ROW Deductible that are incurred by the AMLP Group in such calendar year.
(b)    For the avoidance of doubt, (i) there is no monetary cap on the amount of indemnity coverage provided by Andeavor under this Article VI, and (ii) the AMLP Group will not be entitled to any indemnification hereunder to the extent it has already recovered for the same Loss under any other provision of this Agreement.
(c)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANDEAVOR’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY AMLP GROUP MEMBER ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE AMLP GROUP MEMBER WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect special damages actually awarded to a

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third party or assessed by a governmental authority and for which a AMLP Group Member is properly entitled to indemnification pursuant to the express provisions of this Agreement.
ARTICLE VII

Miscellaneous and General
7.1.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
7.2.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2.
7.3.    Successors and Assigns. This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement shall be null and void.
7.4.    Amendments. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the parties; provided, however, that AMLP may not, without the prior approval of the conflicts committee of the board of directors of AMLP GP, agree to any amendment or modification of this Agreement.

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7.5.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns. This Agreement shall not be assignable by any party, except with the prior written consent of the other parties.
7.6.    Benefit of Agreement. This Agreement is made solely for the benefit of the parties, and no other person shall have any right, claim or cause of action under or by virtue of this Agreement.
7.7.    Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to either party, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.
7.8.    Titles. The article, section and paragraph titles in this Agreement are only for purposes of convenience and do not form a part of this Agreement and will not be taken to qualify, explain, or affect any provision thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ANDEAVOR

By	\S\ GREGORY J. GOFF
	Name:	Gregory J. Goff
	Title:	Chairman, President and Chief Executive Officer

ANDEAVOR LOGISTICS LP
By: Tesoro Logistics GP, LLC, its general partner
By	\S\ STEVEN M. STERIN
	Name:	Steven M. Sterin
	Title:	Chief Financial Officer and President

TESORO LOGISTICS GP, LLC

By	\S\ GREGORY J. GOFF
	Name:	Gregory J. Goff
	Title:	Chief Executive Officer

[Signature Page to Sponsor Equity Restructuring Agreement]

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Schedule I
Pending Environmental Proceedings

•
WMLP has an ongoing audit with the Pipeline and Hazardous Safety Materials Administration (“PHMSA”). This audit covers all of the pipeline documentation, work processes and field inspection of facilities. The audit began in March, 2017 and is being conducted by the PHSMA staff of the Houston office. WMLP could have some exposure to citations or violations which could lead to penalties being assessed. At this point, WMLP has not received any formal responses from PHMSA. This audit may not close until the end of 2017.

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Schedule II
Environmental Matters

•
The known soil and groundwater contamination on the assets originally contributed (and transferred) by St. Paul Park Refining Co. LLC, a Delaware limited liability company (“SPPR”), to WMLP pursuant to that certain Contribution, Conveyance and Assumption Agreement, dated as of September 7, 2016, by and among Western Refining, Inc., a Delaware corporation, SPPR, WMLP and WMLP GP.

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Schedule III
Right of Way Matters

•	Payments actually made to the allottee remaindermen owning a 56% undivided interest of Allotment 2073 in connection with the renewal of the easement on Allotment 2073.

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Schedule IV
Pending Litigation

•	That certain matter (Cause No.: 2016DCV4481) entitled Maria Ruiz, et al. v. Western Refining GP, LLC et al. in the 448th Judicial District Court, El Paso County, Texas.

•
Western Refining Southwest, Inc. and Western Refining Pipeline, LLC v. 3.7820 Acres of Land in McKinley County, New Mexico, Ann M. Aarseth, Anita Adakai, Anita Adakai Estate, Unknown Heirs of Anita Adakai, Deceased, Alvin Adakai, Frank Adakai, Jerry Adakai, Justin Adakai, Patrick Adakai, Paul F. Adakai, Aaron A. Antonio, Rose Austin, Marie F. Disiderio, Arthur M. Frank, Corrina Frank, David L. Frank, Ernest D. Frank, Esther M. Frank, Helen C. Frank, Jerry L. Frank, Pauline K. Frank, Sarah M. Frank, (Sarah Mae Frank, Sefina Garcia, Bertha Irving, Charles Irving, Darryl Irving, Bessie Johnson, Louise Lucero, Louise M. Mariano, Roderick Martinez, Anslem Morgan, Bertina Rae Morgan, Dugan Morgan, Lavera T. Morgan, Lawrence Tom Morgan, Philbert Morgan, Tom A. Morgan, Wilbert R. Morgan, Pauline Myers, Chee Nashbah, Ruby A. Randolph, Andrea Starks, Patrisha Stenberg (Patrisha Stenberg), Lorraine F. Tom, Lorraine Tom, Lorraine Tom Estate, Unknown Heirs of Lorraine Tom, Deceased, Mary B. Tom, Travis Tom, Andres A. Tovar, Anthony Tony Tovar, Carlos Manuel Tovar, Roberta Tovar, Karen Yazzie, All Unknown Owners or Claimants of Navajo Allotment No. 2073, and The United States of America, United States District Court for the District of New Mexico, Case No. 1:14-cv-00804-KG-KK

•
Western Refining Southwest, Inc. and Western Refining Pipeline, LLC v. U.S. Department of the Interior, Sally Jewell, in her official capacity as Secretary of the Interior, United States District Court for the District of New Mexico, Case No. 1:16-cv-00442 JCH-GBW.

•	Fauser Oil Bankruptcy Proceeding

•	Fauser Energy Resources, Inc., Case No. 17-00463

•	Fauser Oil Co., Inc., Case No. 17-00466

•	Fauser Transport, Inc. Case No. 17-00464

•	Ron’s L.P. Gas Service, LLC Case No. 17-00467

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Annex A
Second Amended and Restated Agreement of Limited Partnership of AMLP
[see attached]

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SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ANDEAVOR LOGISTICS LP
Dated [•], 2017

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Article I DEFINITIONS	7

Section 1.1	Definitions 7

Section 1.2	Construction 23

Article II ORGANIZATION	24

Section 2.1	Formation 24

Section 2.2	Name 24

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices 24

Section 2.4	Purpose and Business 24

Section 2.5	Powers 25

Section 2.6	Term 25

Section 2.7	Title to Partnership Assets 25

Article III RIGHTS OF LIMITED PARTNERS	26

Section 3.1	Limitation of Liability 26

Section 3.2	Management of Business 26

Section 3.3	Outside Activities of the Limited Partners 26

Section 3.4	Rights of Limited Partners 26

Article IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS	27

Section 4.1	Certificates 27

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates 28

Section 4.3	Record Holders 29

Section 4.4	Transfer Generally 29

Section 4.5	Registration and Transfer of Limited Partner Interests 30

Section 4.6	Transfer of the General Partner’s General Partner Interest 31

Section 4.7	[Reserved] 31

Section 4.8	Restrictions on Transfers 31

Section 4.9	Eligibility Certificates; Ineligible Holders. 33

Section 4.10	Redemption of Partnership Interests of Ineligible Holders. 34

Article V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS	35

Section 5.1	Conversion of the General Partner Interest and Cancellation of Incentive Distribution Rights 35

Section 5.2	Contributions by the General Partner 36

Section 5.3	Contributions by Limited Partners 36

Section 5.4	Interest and Withdrawal 36

Section 5.5	Capital Accounts 36

Section 5.6	Issuances of Additional Partnership Securities 39

Section 5.7	[Reserved] 40

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Section 5.8	No Preemptive Right 40

Section 5.9	Splits and Combinations 40

Section 5.10	Fully Paid and Non-Assessable Nature of Limited Partner Interests 41

Section 5.11	[Reserved] 41

Section 5.12	Establishment of TexNew Mex Units 41

Section 5.13	Establishment of the Special Limited Partner Interest 43

Article VI ALLOCATIONS AND DISTRIBUTIONS	44

Section 6.1	Allocations for Capital Account Purposes 44

Section 6.2	Allocations for Tax Purposes 49

Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders 50

Section 6.4	Reduction of Common Unit Distributions 51

Article VII MANAGEMENT AND OPERATION OF BUSINESS	52

Section 7.1	Management 52

Section 7.2	Certificate of Limited Partnership 54

Section 7.3	Restrictions on the General Partner’s Authority 54

Section 7.4	Reimbursement of the General Partner 55

Section 7.5	Outside Activities 56

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members 57

Section 7.7	Indemnification 57

Section 7.8	Liability of Indemnitees 59

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties 60

Section 7.10	Other Matters Concerning the General Partner 62

Section 7.11	Purchase or Sale of Partnership Securities 62

Section 7.12	Registration Rights of the General Partner and its Affiliates 62

Section 7.13	Reliance by Third Parties 65

Article VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS	65

Section 8.1	Records and Accounting 65

Section 8.2	Fiscal Year 66

Section 8.3	Reports 66

Article IX TAX MATTERS	66

Section 9.1	Tax Returns and Information 66

Section 9.2	Tax Elections 67

Section 9.3	Tax Controversies 67

Section 9.4	Withholding 68

Article X ADMISSION OF PARTNERS	68

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Section 10.1	Admission of Limited Partners 68

Section 10.2	Admission of Successor General Partner 69

Section 10.3	Amendment of Agreement and Certificate of Limited Partnership 69

Article XI WITHDRAWAL OR REMOVAL OF PARTNERS	69

Section 11.1	Withdrawal of the General Partner 69

Section 11.2	Removal of the General Partner 71

Section 11.3	Interest of Departing General Partner and Successor General Partner 72

Section 11.4	[Reserved] 73

Section 11.5	Withdrawal of Limited Partners 73

Article XII DISSOLUTION AND LIQUIDATION	73

Section 12.1	Dissolution 73

Section 12.2	Continuation of the Business of the Partnership After Dissolution 74

Section 12.3	Liquidator 74

Section 12.4	Liquidation 75

Section 12.5	Cancellation of Certificate of Limited Partnership 75

Section 12.6	Return of Contributions 76

Section 12.7	Waiver of Partition 76

Section 12.8	Capital Account Restoration 76

Article XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	76

Section 13.1	Amendments to be Adopted Solely by the General Partner 76

Section 13.2	Amendment Procedures 78

Section 13.3	Amendment Requirements 78

Section 13.4	Special Meetings 79

Section 13.5	Notice of a Meeting 79

Section 13.6	Record Date 80

Section 13.7	Adjournment 80

Section 13.8	Waiver of Notice; Approval of Meeting 80

Section 13.9	Quorum and Voting 80

Section 13.10	Conduct of a Meeting 81

Section 13.11	Action Without a Meeting 81

Section 13.12	Right to Vote and Related Matters 82

Article XIV MERGER, CONSOLIDATION OR CONVERSION	82

Section 14.1	Authority 82

Section 14.2	Procedure for Merger, Consolidation or Conversion 83

Section 14.3	Approval by Limited Partners 84

Section 14.4	Certificate of Merger or Articles of Conversion 86

Section 14.5	Effect of Merger, Consolidation or Conversion 86

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Article XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS	87

Section 15.1	Right to Acquire Limited Partner Interests 87

Article XVI GENERAL PROVISIONS	89

Section 16.1	Addresses and Notices; Written Communications 89

Section 16.2	Further Action 90

Section 16.3	Binding Effect 90

Section 16.4	Integration 90

Section 16.5	Creditors 90

Section 16.6	Waiver 90

Section 16.7	Third-Party Beneficiaries 90

Section 16.8	Counterparts 90

Section 16.9	Applicable Law 91

Section 16.10	Invalidity of Provisions 91

Section 16.11	Consent of Partners 92

Section 16.12	Facsimile and Email Signatures 92

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF ANDEAVOR LOGISTICS LP
THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ANDEAVOR LOGISTICS LP dated as of [•], 2017, is entered into by and between Tesoro Logistics GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner, the Organizational Limited Partner, Tesoro Alaska and Tesoro R&M entered into that certain First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP on April 26, 2011, as amended by Amendment No. 1 thereto, dated as of December 2, 2014, and Amendment No. 2 thereto, dated as of November 21, 2016 (as so amended, the “Original Restated Agreement”);
WHEREAS, the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2017, by and among the Partnership, the General Partner, WNRL Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“LP Merger Sub”), WNRL GP Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“GP Merger Sub”), WNRL and WNRL GP (the “WNRL Merger Agreement”), (i) LP Merger Sub will merge with and into WNRL, with WNRL surviving as an indirect wholly owned subsidiary of the Partnership, and certain limited partner interests in WNRL will convert into the right to receive Partnership Interests, (ii) GP Merger Sub will merge with and into WNRL GP, with WNRL GP surviving as an indirect wholly owned subsidiary of the Partnership, and (iii) the Partnership will issue Partnership Interests designated as “TexNew Mex Units” having the rights, preferences and privileges set forth in this Agreement to Western Refining Southwest, in each case in accordance with, and with the terms specified in, the WNRL Merger Agreement;
WHEREAS, on the date hereof, pursuant to that certain Sponsor Equity Restructuring Agreement, dated as of August 13, 2017, by and among the Partnership, the General Partner and Andeavor (the “Sponsor Equity Restructuring Agreement”), the Partnership will issue 78,000,000 Common Units to the General Partner in consideration for (i) the cancellation of the General Partner’s interest in the Incentive Distribution Rights (as defined in the Original Restated Agreement) of the Partnership and (ii) the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership, in each case in accordance with, and with the terms specified in, the Sponsor Equity Restructuring Agreement;

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WHEREAS, in connection with the closing of the transactions contemplated by the WNRL Merger Agreement and the Sponsor Equity Restructuring Agreement, Andeavor desires to waive its right to receive certain distributions with respect to its Common Units, for the periods and subject to and on the terms and conditions set forth herein; and
WHEREAS, the General Partner has adopted this Agreement pursuant to Section 13.1 of the Original Restated Agreement after having determined that the changes to the Original Restated Agreement effected by the adoption of this Agreement (i) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) are necessary or appropriate in connection with the authorization or issuance of a class of Partnership Securities pursuant to Section 5.6.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing over the long-term the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Actual TexNew Mex Maintenance Capital Expenditures” means, with respect to any Quarter, the amount of Maintenance Capital Expenditures attributable to the TexNew Mex Shared Segment on a stand-alone basis, as determined by the General Partner, to the extent applicable, in accordance with U.S. GAAP.
“Actual TexNew Mex Operating Expenses” means, with respect to any Quarter, the amount of operating costs and expenses attributable to the TexNew Mex Shared Segment on a stand-alone basis, as determined by the General Partner, to the extent applicable, in accordance with U.S. GAAP, excluding any amounts attributable to depreciation and amortization expenses.
“Actual TexNew Mex Volumes” means, with respect to any Quarter, the total volume of crude oil actually transported on the TexNew Mex Pipeline Portion, during such Quarter, divided by the number of days in such Quarter.

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“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, as it may be amended, supplemented or restated from time to time.
“Andeavor” means Andeavor, a Delaware corporation (formerly Tesoro Corporation).

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“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.12 or distributions to the holders of Common Units in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference

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between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream or logistics assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to, the acquisition of existing, the construction of new or the improvement or replacement of existing capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream or logistics assets) by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase over the long-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

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“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).
“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).
“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
“Closing Price” has the meaning assigned to such term in Section 15.1(a).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction development and testing, as applicable.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.
“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of

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directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other assets shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of April 26, 2011, among the Partnership, the General Partner, Andeavor, Tesoro Alaska, Tesoro R&M and Tesoro High Plains, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
“Current Market Price” has the meaning assigned to such term in Section 15.1(a).
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Effective TexNew Mex Tariff” means, with respect to any Quarter, the volume weighted average TexNew Mex Allocated Tariff Portion payable by customers for transportation services on the TexNew Mex Pipeline Portion in respect of services rendered during such Quarter.
“Eligibility Certificate” is defined in Section 4.9(b).
“Eligible Holder” means a Limited Partner whose (a) federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

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“Excess Distribution” is defined in Section 6.1(d)(iii).
“Excess Distribution Unit” is defined in Section 6.1(d)(iii).
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction or development of a Capital Improvement and paid during the period beginning on the date that a Group Member enters into a binding commitment to commence the construction or development of such Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction or development period interest payments (including periodic net payments under related interest rate swap agreements) paid during such period shall also be deemed to be debt incurred to finance the construction or development of a Capital Improvement. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.
“FERC” means the Federal Energy Regulatory Commission.
“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of Available Cash upon the liquidation or winding-up of the Partnership.
“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
“GP Merger Sub” has the meaning assigned to such term in the recitals.
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.
“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

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“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Holdback Amounts” has the meaning assigned to such term in Section 5.12(b)(iii)(B).
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Ineligible Holder” has the meaning assigned to such term in Section 4.9(c).
“Initial Limited Partners” means the Organizational Limited Partner, the General Partner and the Underwriters upon the issuance by the Partnership of Common Units in connection with the Initial Offering.
“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

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“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, TexNew Mex Units or other Partnership Securities (other than a General Partner Unit) or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation or Sale Loss” means any Net Loss recognized after the Liquidation Date or upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“LP Merger Sub” has the meaning assigned to such term in the recitals.
“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, assets) made to maintain the long-term operating capacity of the assets of or the operating income of the Partnership Group.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the

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Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2). “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Omnibus Agreement” means that certain Omnibus Agreement, dated as of April 26, 2011, among Andeavor, Tesoro R&M, Tesoro Companies, Inc., a Delaware corporation, Tesoro Alaska, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Operational Services Agreement” means that certain Operational Services Agreement, dated as of April 26, 2011, among Andeavor, the Partnership, Tesoro Companies Inc., Tesoro R&M, Tesoro Alaska, Tesoro High Plains, Tesoro Logistics Operations LLC and the General Partner as such agreement may be amended, supplemented or restated from time to time.

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“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Organizational Limited Partner” means Andeavor, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Original Restated Agreement” has the meaning assigned to such term in the recitals.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Securities so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Andeavor Logistics LP, a Delaware limited partnership.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

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“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” has the meaning assigned to such term in Section 9.3(b).
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, General Partner Units, TexNew Mex Units and the Special Limited Partner Interest.
“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to (x) the General Partner Interest, (y) the TexNew Mex Units and (z) the Special Limited Partner Interest shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline and Gathering Services Agreement” means the Pipeline and Gathering Services Agreement, dated as of October 16, 2013, by and among, Western Refining Company, L.P., a Delaware limited partnership, Western Refining Southwest, and Western Refining Pipeline, LLC, a Delaware limited liability company, as amended from time to time.
“Plan of Conversion” has the meaning assigned to such term in Section 14.1.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of TexNew Mex Units, apportioned equally among all holders of TexNew Mex Units in accordance with the relative number or percentage of TexNew Mex Units held by each such holder.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

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“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means (a) with respect to Partnership Securities of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Security of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-171525) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
“Special Limited Partner Interest” means a Partnership Security which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the Special Limited Partner Interest (and no other rights otherwise available to holders of a Partnership Security).

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“Sponsor Equity Restructuring Agreement” has the meaning assigned to such term in the recitals.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Target TexNew Mex Maintenance Capital Expenditures” means, initially, $484,455 per Quarter, subject to an increase on the last day of each calendar year, beginning on December 31, 2017, by a percentage equal to the annual change in the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.
“Target TexNew Mex Operating Expenses” means, initially, $1,070,901 per Quarter, subject to an increase on the last day of each calendar year, beginning on December 31, 2017, by a percentage equal to the annual change in the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.
“Tesoro Alaska” means Tesoro Alaska Company, a Delaware corporation.
“Tesoro High Plains” means Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company.
“Tesoro R&M” means Tesoro Refining and Marketing Company, a Delaware corporation.
“TexNew Mex Allocated Tariff Portion” means 69.80% of the TexNew Mex Tariff in effect from time to time.
“TexNew Mex Assets” means the TexNew Mex Contributed Assets, as improved, expanded, or otherwise modified from time to time by the Partnership in its operation of the TexNew Mex Shared Segment.
“TexNew Mex Base Amount” means, initially, for each Quarter:

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(a) the product of (i) 13,000 multiplied by (ii) the number of days in the applicable Quarter multiplied by (iii) the Effective TexNew Mex Tariff with respect to such Quarter, minus
(b) the lesser of (i) Actual TexNew Mex Operating Expenses for such Quarter and (ii) Target TexNew Mex Operating Expenses for such Quarter, minus
(c) the lesser of (i) Actual TexNew Mex Maintenance Capital Expenditures for such Quarter and (ii) Target TexNew Mex Maintenance Capital Expenditures for such Quarter;
provided, however, that if at any time the Conflicts Committee approves an adjustment to the TexNew Mex Base Amount with the consent of holders of a majority of the TexNew Mex Units, such adjusted amount shall be the TexNew Mex Base Amount.
“TexNew Mex Contributed Assets” has the meaning given to such term in the TexNew Mex Contribution Agreement.
“TexNew Mex Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of October 30, 2015, by and among WNRL, WNRL GP, Western Refining, Inc., a Delaware corporation, and Western Refining Southwest.
“TexNew Mex Contributed Percentage” means 30.77% (being a fraction (expressed as a percentage) equal to the quotient of (i) $80,000,000 divided by (ii) $260,000,000).
“TexNew Mex Pipeline” means the FERC-regulated pipeline extending from WNRL’s crude oil station in Bisti, New Mexico in the Four Corners region to its T Station in Eddy County, New Mexico.
“TexNew Mex Pipeline Portion” means that portion of the TexNew Mex Pipeline comprised of the approximate 375-mile segment of the FERC-regulated pipeline extending from WNRL’s crude oil station in Star Lake, New Mexico in the Four Corners region to its T Station in Eddy County, New Mexico.
“TexNew Mex Shared Segment” means (i) the business and operation of the TexNew Mex Assets and (ii) all revenue and expenses attributable to the business and operation of the TexNew Mex Assets (including the portion of any joint tariffs attributable to the TexNew Mex Assets, but excluding any other portion of such joint tariffs).
“TexNew Mex Shared Segment Distributable Cash Flow” means, for each Quarter:
(a) the product of (i) Actual TexNew Mex Volumes for such Quarter multiplied by (ii) the number of days in such Quarter multiplied by (iii) the Effective TexNew Mex Tariff with respect to such Quarter, minus
(b) Actual TexNew Mex Operating Expenses for such Quarter, minus
(c) Actual TexNew Mex Maintenance Capital Expenditures for such Quarter,

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(d) plus any increase or minus any decrease in deferred revenue attributable to the TexNew Shared Segment with respect to such Quarter, plus
(e) any revenue attributable to the TexNew Mex Shared Segment during such Quarter due to the expiration of any TexNew Mex Credits (as such term is defined in the Pipeline and Gathering Services Agreement) or similar credits contemplated by any other transportation agreement entered into by WNRL and its Subsidiaries with respect to the provision of transportation services on the TexNew Mex Pipeline Portion.
In determining the TexNew Mex Shared Segment Distributable Cash Flow (including any input in the calculation of TexNew Mex Shared Segment Distributable Cash Flow), the General Partner may utilize any methods to allocate revenue, expenses and other items to the TexNew Mex Shared Segment as it determines to be reasonable and appropriate.
“TexNew Mex Tariff” means the per barrel rate on file with the FERC encompassing transportation of crude oil the full length of the TexNew Mex Pipeline terminating at the Partnership’s T Station and a segment of pipeline originating at the Partnership’s T Station and terminating at the Partnership’s Mason Station, as such tariff may be in effect from time to time.
“TexNew Mex Unit” means a Partnership Interest having the rights and obligations specified with respect to TexNew Mex Units in this Agreement. The term “Common Unit” does not refer to or include TexNew Mex Units.
“Trading Day” has the meaning assigned to such term in Section 15.1(a).
“Transaction Documents” has the meaning assigned to such term in Section 7.1(b).
“transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Securities; provided, that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
“Underwriting Agreement” means that certain Underwriting Agreement dated as of April 19, 2011 among the Underwriters, Andeavor, the Partnership, the General Partner, Tesoro R&M and Tesoro Alaska Company providing for the purchase of Common Units by the Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby), (ii) the TexNew Mex Units or (iii) the Special Limited Partner Interest.
“Unit Majority” means at least a majority of the Outstanding Common Units.

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“Unitholders” means the holders of Units.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.
“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Western Refining Southwest” means Western Refining Southwest, Inc., an Arizona corporation.
“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
“WMLP Incentive Distribution Rights” has the meaning assigned to such term in the WNRL Merger Agreement.
“WNRL” means Western Refining Logistics, LP, a Delaware limited partnership.
“WNRL GP” means Western Refining Logistics GP, LLC, a Delaware limited liability company.
“WNRL Merger Agreement” has the meaning assigned to such term in the recitals.
“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.
Section 1.2    Construction
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections

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refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II

ORGANIZATION
Section 2.1    Formation
The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the Original Restated Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name
The name of the Partnership shall be “Andeavor Logistics LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 19100 Ridgeway Parkway, San Antonio, Texas 78259, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 19100 Ridgeway Parkway, San Antonio, Texas 78259, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business

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The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to so propose or approve free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
Section 2.5    Powers
The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.7    Title to Partnership Assets
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the

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Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III

RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability
The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business
No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Outside Activities of the Limited Partners
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4    Rights of Limited Partners
(a)    In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305 of the Delaware Act, which is restricted to the extent set forth below), and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon

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reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:
(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership; provided, however, that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Securities Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act;
(ii)    promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner;
(iv)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates

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Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates that may be issued, if any, shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Units outstanding prior to the effectiveness of this Agreement that are represented by physical certificates, the General Partner may determine that such Units will no longer be represented by physical certificates and may, upon written notice to the holders of such Units and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Units to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a

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transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders
The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.
Section 4.4    Transfer Generally
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other

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ownership interests in the General Partner or Limited Partner and the term “transfer” shall not mean any such disposition.
Section 4.5    Registration and Transfer of Limited Partner Interests
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5.
(b)    The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(c)    Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units or Certificates shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the Partnership’s register.
(d)    By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

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(e)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.
(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest
(a)    Subject to Section 4.6(c) below, prior to June 30, 2021 the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(b)    Subject to Section 4.6(c) below, on or after June 30, 2021 the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.
(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
(d)    For purposes of clarification, the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership as of the date hereof is not a transfer of the General Partner Interest subject to this Section 4.6.
Section 4.7    [Reserved]
Section 4.8    Restrictions on Transfers

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(a)    Except as provided in Section 4.8(d), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    [Reserved]
(d)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(e)    Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ANDEAVOR LOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ANDEAVOR LOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ANDEAVOR LOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TESORO LOGISTICS GP, LLC, THE GENERAL PARTNER OF ANDEAVOR LOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF

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ANDEAVOR LOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.9    Eligibility Certificates; Ineligible Holders.
(a)    If at any time the General Partner determines, with the advice of counsel, that
(i)    the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the federal income tax status) of one or more Limited Partners, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership (a “Rate Eligibility Trigger”); or
(ii)    any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);
then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or advisable to establish those Limited Partners whose federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status (or, if the General Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) of the Limited Partner as the General Partner determines to be necessary or advisable to establish and those Limited Partners whose status as a Limited Partner does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.
(b)    Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).
(c)    Such amendments may provide that with respect to any Limited Partner (and its beneficial owners) who fails to furnish to the General Partner within a reasonable period

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requested an Eligibility Certificate and any other information, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (such a Limited Partner an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.
(d)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.
(e)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).
(f)    At any time after a holder can and does certify that it has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.
Section 4.10    Redemption of Partnership Interests of Ineligible Holders.
(a)    If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within a reasonable period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests

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evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.
(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Conversion of the General Partner Interest and Cancellation of Incentive Distribution Rights
(a)    Pursuant to this Agreement and the Sponsor Equity Restructuring Agreement, the General Partner Interest (as defined in the Original Restated Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-

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economic general partner interest in the Partnership. As of the execution of this Agreement, the General Partner hereby continues as general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.
(b)    Concurrently with the execution of this Agreement and pursuant to this Agreement and the Sponsor Equity Restructuring Agreement, all outstanding Incentive Distribution Rights (as defined in the Original Restated Agreement) are being redeemed by the Partnership and such Incentive Distribution Rights are hereby cancelled.
(c)     Pursuant to the Sponsor Equity Restructuring Agreement and in consideration for the transactions set forth in Section 5.1(a) and Section 5.1(b), the Partnership has issued 78,000,000 Common Units to the General Partner on the date hereof, which issuance is hereby ratified and approved.
Section 5.2    Contributions by the General Partner
Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Limited Partners
No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.
Section 5.4    Interest and Withdrawal
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership

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Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(v)    An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

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(vi)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
(vii)    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).
(c)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)    (i) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(a), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, including with respect to any adjustment pursuant to this Section 5.5(d)(i) during the taxable period (or portion thereof) that begins after December 31, 2016 and ends immediately after the closing of the transactions set forth in the Sponsor Equity Restructuring Agreement, a

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value for the Incentive Distribution Rights and the General Partner Interest owned by the General Partner that is equal to the current trading price of the Common Units received by the General Partner pursuant to the terms of the Sponsor Equity Restructuring Agreement, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).
(ii)    In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property(other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.
Section 5.6    Issuances of Additional Partnership Securities
(a)    The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

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(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    [Reserved]
Section 5.8    No Preemptive Right
No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.
Section 5.9    Splits and Combinations
(a)    Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.
(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other

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procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).
Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Act.
Section 5.11    [Reserved]
Section 5.12    Establishment of TexNew Mex Units
(a)    General. The General Partner hereby designates and creates a class of Partnership Interests to be designated as “TexNew Mex Units” and initially consisting of a total of 80,000 TexNew Mex Units issued to Western Refining Southwest in accordance with the WNRL Merger Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional TexNew Mex Units in the future.
(b)    Rights of TexNew Mex Units. The TexNew Mex Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Initial Capital Account. The initial Capital Account with respect to each TexNew Mex Unit will be equal to $1,000.
(ii)    Allocations. The TexNew Mex Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b) or (iii) except as otherwise provided in Section 6.1(d)(xii), special allocations pursuant to Section 6.1(d) (other than Required Allocations).
(iii)    Distributions.
(A)    The holders of the TexNew Mex Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.12(b)(iii)(B).
(B)    Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Section 6.3, subject to Section 17-607 of the Delaware

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Act, Available Cash with respect to any Quarter will first be distributed to the holders of the TexNew Mex Units, Pro Rata, as of the Record Date established for distributions to Partners with respect to such Quarter, in an amount equal to eighty percent (80%) of the excess, if any, of (1) the TexNew Mex Shared Segment Distributable Cash Flow with respect to such Quarter over (2) the TexNew Mex Base Amount with respect to such Quarter, less any amounts reserved with the consent of holders of a majority of the TexNew Mex Units in accordance with Section 5.12(b)(iv)(C) to fund Expansion Capital Expenditures or Investment Capital Expenditures with respect to the TexNew Mex Shared Segment (any such amounts, “Holdback Amounts”).
(C)    Promptly following any determination by the General Partner that it will not utilize any portion of any Holdback Amounts in the manner approved by the holders of TexNew Mex Units, the General Partner shall cause such Holdback Amounts to be distributed to the holders of the TexNew Mex Units as of the Record Date for the next regular distribution in accordance with this Section 5.12(b)(iii), Pro Rata, on the date of payment of the next regular distribution in accordance with this Section 5.12(b)(iii).
(iv)    Voting Rights. Except as set forth in this Section 5.12(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act requires that the TexNew Mex Units have a vote as a class on any matter, the TexNew Mex Units shall not have any voting rights. With respect to any matter on which the TexNew Mex Units are entitled to vote, each TexNew Mex Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the TexNew Mex Units then Outstanding:
(A)    amend, alter, modify or change this Section 5.12 (or vote or consent or resolve to take such action) or amend, alter, modify or change any other provision of this Agreement in a manner that would have a material adverse effect on the rights or preferences of holders of TexNew Mex Units in relation other classes of Partnership Interests;
(B)    authorize the issuance of any class or series of Partnership Interests with distribution rights that are senior to or on a parity with the TexNew Mex Units;
(C)    reserve any Holdback Amounts or utilize any Holdback Amounts in a manner other than as approved by holders of TexNew Mex Units in accordance with this Section 5.12(b)(iv);
(D)    sell, transfer or otherwise dispose of any material portion of the TexNew Mex Assets; or
(E)    issue any additional TexNew Mex Units.
(v)    Redemption and Conversion Rights. The TexNew Mex Units will be perpetual and shall not have any rights of redemption or conversion.

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(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the TexNew Mex Units shall not be evidenced by certificates. Any certificates relating to the TexNew Mex Units that may be issued will be in such form as the General Partner may approve.
(vii)    Transfer of TexNew Mex Units. No holder of any TexNew Mex Unit may transfer any or all of the TexNew Mex Units held by such holder without the prior written approval of the General Partner, unless the transfer complies with any applicable requirements set forth in Article IV and either (A) the transfer is to an Affiliate of the holder or (B) the transfer is to any Person who is, or will be substantially concurrently with the completion of the transfer, an Affiliate of the General Partner.
Section 5.13    Establishment of the Special Limited Partner Interest
(a)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as the “Special Limited Partner Interest,” having only the rights, preferences and privileges and shall be subject to the duties and obligations as set forth in this Section 5.13.
(b)    Rights of the Special Limited Partner Interest. The Special Limited Partner Interest shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations. The Special Limited Partner Interest shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b) or (iii) except as otherwise provided in Section 6.1(d)(xiii), special allocations pursuant to Section 6.1(d) (other than Required Allocations); provided, however, in the event of allocating Liquidation or Sale Loss, any such loss shall not be allocated pursuant to Section 6.1(b)(i) but instead shall be allocated to the holder of the Special Limited Partner Interest and to the Unitholders in accordance with, and in proportion to, the positive balances of their respective Capital Accounts (provided, that such loss shall not be allocated to any Unitholder to the extent that such allocations would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account)); and then any remaining Liquidation or Sale Loss shall be allocated pursuant to Section 6.1(b)(ii).
(ii)    Distributions. Except as set forth in Section 12.4 with respect to an event of dissolution and liquidation of the Partnership, the holder of the Special Limited Partner Interest shall not be entitled to any distributions.
(iii)    Voting Rights. Unless otherwise required by the Delaware Act, the Special Limited Partner Interest shall not be entitled to vote on any matters, whether or not any other Partners are entitled to vote thereon.
(iv)    No Certificates. Unless the General Partner shall determine otherwise, the Special Limited Partner Interest shall not be evidenced by certificates. Any certificate

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relating to the Special Limited Partner Interest that may be issued will be in such form as the General Partner may approve.
ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes
For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.
(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:
(i)    First, to the General Partner as necessary to eliminate any deficit balance in the General Partner’s Capital Account; and
(ii)    Second, the balance, if any, to the Unitholders, Pro Rata.
(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:
(i)    First, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
(ii)    Second, the balance, if any, 100% to the General Partner.
(c)    [Reserved]
(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704- 2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation

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of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution. For the avoidance of doubt, this Section 6.1(d)(iii) shall not apply with respect to any disparity between a distribution to a Unit compared to (A) a distribution to a TexNew Mex Unit or (B) a distribution to a Common Unit subject to the conditions imposed by Section 6.4.
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5), or 1.704- 1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this

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Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)    Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated with and under any method approved by the applicable Treasury Regulations promulgated under Section 752 of the Code as chosen by the General Partner.
(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in

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which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    Economic Uniformity; Changes in Law. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code. For the avoidance of doubt, the General Partner shall make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss to provide uniformity to Common Units subject to the conditions imposed by Section 6.4 in preparation for a transfer of such Common Units (other than a transfer to an Affiliate).
(xi)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

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(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xii)    Allocations for the TexNew Mex Shared Segment and the TexNew Mex Units.
(A)    For each taxable period that any TexNew Mex Units are Outstanding, immediately following the application of Section 6.1(d)(iii), the holders of the TexNew Mex Units shall be allocated, Pro Rata, gross income or gain until the aggregate amount of such items allocated to the holders of the TexNew Mex Units pursuant to this Section 6.1(d)(xii)(A) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the TexNew Mex Units pursuant to Section 5.12(b)(iii).
(B)    For each taxable period that any TexNew Mex Units are Outstanding, the holders of TexNew Mex Units shall be allocated, Pro Rata, an amount equal to the sum of (1) the product of (x) the TexNew Mex Contributed Percentage times (y) the amount of depreciation, amortization, depletion or any other form of cost recovery attributable to the TexNew Mex Contributed Assets for such taxable period, plus (2) the amount of depreciation, amortization, depletion or any other form of cost recovery attributable to any Expansion Capital Expenditures or Investment Capital Expenditures funded by the Holdback Amounts. Any depreciation, amortization, depletion or any other form of cost recovery attributable to the TexNew Mex Contributed Assets or any Expansion Capital Expenditures or Investment Capital Expenditures not allocated pursuant to this Section 6.1(d)(xii)(B) shall be allocated to the Partners other than the holders of the TexNew Mex Units in accordance with Sections 6.1(a) through 6.1(c).
(C)    For each taxable period that any TexNew Mex Units are Outstanding, any items of Unrealized Gain or Unrealized Loss associated with the TexNew Mex Assets, or gain or loss recognized from the sale, exchange or other disposition of all or substantially all of the TexNew Mex Assets, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) shall be allocated among the holders of TexNew Mex Units, Pro Rata, and the Partners other than the holders of the TexNew Mex Units in a manner that is designed to provide that (1) the Partners other than the holders of the TexNew Mex Units will bear 100% of the economic benefits and burdens associated with the TexNew Mex Assets having a fair market value of $180,000,000 or less at the time of such allocation, (2) the holders of the TexNew Mex Units will bear 100% of the economic benefits and burdens associated with the TexNew Mex Assets having a fair market value of more than $180,000,000 but not more than $260,000,000 at the time of such allocation, and

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(3) the economic benefits associated with the TexNew Mex Assets having a fair market value of more than $260,000,000 at the time of such allocation being borne 80% by the holders of the TexNew Mex Units and 20% by the Partners other than the holders of the TexNew Mex Units. Any amounts allocable to the Partners other than the holders of the TexNew Mex Units pursuant to the principles set forth in this Section 6.1(d)(xii)(C) shall be allocated in accordance with Sections 6.1(a) through 6.1(c).
(xiii)    Special Limited Partner Interest Cost Recovery Deductions. For any taxable period ending after the effective time of the transactions contemplated by the WNRL Merger Agreement, any and all cost recovery deductions available to the Partnership with respect to the underlying Partnership assets attributable to the prior capital account in WNRL associated with the WMLP Incentive Distribution Rights may, at the General Partner’s discretion, in whole or in part, be allocated to the holder of the Special Limited Partner Interest until the portion of the Capital Account with respect to such Special Limited Partner Interest that is attributable to the WMLP Incentive Distribution Rights is reduced to zero. In order to effect the allocations pursuant to this Section 6.1(d)(xiii) and in maintaining the Partnership's Capital Accounts, the General Partner shall apply the "keep-your-own" method of accounting with respect to the portion of the Capital Account with respect to the Special Limited Partner Interest that is attributable to the WMLP Incentive Distribution Rights.
Section 6.2    Allocations for Tax Purposes
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.
(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct

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interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders
(a)    Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with Section 5.12 and this Article VI by the Partnership to the Partners, Pro Rata, as of the Record Date selected by the General Partner. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the

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Partnership if such distribution would violate the Delaware Act or any other applicable law. Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act. For the avoidance of doubt, the General Partner Units shall not be entitled to distributions made pursuant to this Section 6.3(a).
(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.
(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    Reduction of Common Unit Distributions
(a)    The aggregate quarterly distributions of Available Cash, if any, to Andeavor and its Affiliates in respect of the Common Units held by Andeavor and its Affiliates shall be reduced (in the aggregate) by the following amounts: (i) $12,500,000 per Quarter commencing with distributions with respect to the Quarter ending September 30, 2017 and ending with distributions with respect to the Quarter ending December 31, 2017; (ii) $15,000,000 per Quarter commencing with distributions with respect to the Quarter ending March 31, 2018 and ending with distributions with respect to the Quarter ending December 31, 2018; and (iii) $12,500,000 per Quarter commencing with distributions with respect to the Quarter ending March 31, 2019 and ending with distributions with respect to the Quarter ending December 31, 2019.
(b)    Prior to the date following the record date related to distributions with respect to the Quarter ending December 31, 2019, Andeavor and its Affiliates shall not transfer any Common Units if such transfer will result in Andeavor and its Affiliates owning a number of Common Units less than the number of Common Units reasonably required to provide for the remaining reduction in distributions set forth in Section 6.4(a).
Section 6.5    Special Provisions Relating to the Holders of Certain Common Units
Andeavor and its Affiliates shall not be permitted to transfer any Common Unit to a Person that is not an Affiliate of Andeavor until such time as the General Partner determines, based on advice of counsel, that each such transferred Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of each Common Unit

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held by Unitholders other than Andeavor and its Affiliates. In connection with the condition imposed by this Section 6.5, the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders other than Andeavor and its Affiliates.
ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under

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contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of Partnership cash;
(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities or relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Securities;
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and
(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves,

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ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Operational Services Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.
Section 7.2    Certificate of Limited Partnership
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority
Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership

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Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.
Section 7.4    Reimbursement of the General Partner
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    Subject to the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

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(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.
Section 7.5    Outside Activities
(a)    The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner or (D) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.
(b)    Except as provided in the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(c)    Subject to the terms of Sections Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a

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potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.
(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.
Section 7.7    Indemnification

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(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

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(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

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(b)    Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in, or not opposed to, the best interests of the Partnership Group.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.
(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

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(f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(g)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner
(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys- in- fact or the duly authorized officers of the Partnership or any Group Member.
Section 7.11    Purchase or Sale of Partnership Securities
The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates
(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding individual Affiliates who are officers, directors or employees of the General Partner or any of its Affiliates) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the

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Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(b)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Securities for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of Partnership Securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership

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Securities would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(c)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(d)    The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

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(e)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(f)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting

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The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.
Section 8.2    Fiscal Year
The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports
(a)    As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)    As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX

TAX MATTERS
Section 9.1    Tax Returns and Information
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable

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period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies
(a)    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
(b)    With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner is designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”) and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner shall exercise, in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The

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General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.
Section 9.4    Withholding
Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.
ARTICLE X

ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners
(a)    A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. Upon the issuance of the TexNew Mex Units to Western Refining Southwest, Western Refining Southwest will be automatically admitted to the Partnership as a Limited Partner in respect of the TexNew Mex Units.
(b)    By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, and (iv) makes any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person

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is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.
(c)    The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.
(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.
ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

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(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor- in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2021 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the

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limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2021 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner
The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units (including Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

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Section 11.3    Interest of Departing General Partner and Successor General Partner
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest (represented by General Partner Units) and other factors it may deem relevant.

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If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
Section 11.4    [Reserved]
Section 11.5    Withdrawal of Limited Partners
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII

DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution
The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

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Section 12.2    Continuation of the Business of the Partnership After Dissolution
Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator
Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute

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Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation
The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited

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Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner
Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

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(d)    a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)    a merger, conveyance or conversion pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.

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Section 13.2    Amendment Procedures
Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.
Section 13.3    Amendment Requirements
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

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(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
Section 13.4    Special Meetings
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

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Section 13.6    Record Date
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
Section 13.7    Adjournment
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum and Voting
The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.

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At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) that are represented at such meeting either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than

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20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Right to Vote and Related Matters
(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

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Section 14.2    Procedure for Merger, Consolidation or Conversion
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.
(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)    name and state of domicile of each of the business entities proposing to merge or consolidate;
(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the

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merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership; and in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;
(vi)    the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and
(vii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners
(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

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(b)    Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.
(c)    Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

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(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.
Section 14.4    Certificate of Merger or Articles of Conversion
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5    Effect of Merger, Consolidation or Conversion
(a)    At the effective time of the merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the conversion:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

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(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and
(vi)    the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 75% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the

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over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of

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all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI, and Article XII).
(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
ARTICLE XVI

GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

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Section 16.2    Further Action
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries
Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.
Section 16.8    Counterparts
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

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Section 16.9    Applicable Law
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)    Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):
(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(i)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;
(ii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iii)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and
(iv)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 16.10    Invalidity of Provisions
If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this

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Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 16.11    Consent of Partners
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
Section 16.12    Facsimile and Email Signatures
The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
GENERAL PARTNER:

TESORO LOGISTICS GP, LLC

By:
[●]
    [●]

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner

TESORO LOGISTICS GP, LLC

By:    ____________________________________
[●]
[●]

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EXHIBIT A
to the Second Amended and Restated
Agreement of Limited Partnership of
Andeavor Logistics LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Andeavor Logistics LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19100 Ridgewood Parkway, San Antonio, Texas 78259. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ANDEAVOR LOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ANDEAVOR LOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ANDEAVOR LOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TESORO LOGISTICS GP, LLC, THE GENERAL PARTNER OF ANDEAVOR LOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ANDEAVOR LOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

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The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Andeavor Logistics LP By: Tesoro Logistics GP, LLC By: Chief Executive Officer By: Secretary
Countersigned and Registered by: as Transfer Agent and Registrar By: Authorized Signature

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[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian
TEN ENT - as tenants by the entireties
	(Cust)	(Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

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ASSIGNMENT OF COMMON UNITS OF
ANDEAVOR LOGISTICS LP
FOR VALUE RECEIVED, ____________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
_________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint _________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Andeavor Logistics LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
___________________
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

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